Exhibit 99.1

[VIPER ENERGY PARTNERS LP LOGO]

Viper Energy Partners LP, a Subsidiary of Diamondback Energy, Inc., Announces All-Equity Acquisition

MIDLAND, Texas, Sept. 13, 2019 (GLOBE NEWSWIRE) — Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Partnership”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced it has entered into a definitive purchase and sale agreement (“the Purchase and Sale Agreement”) to acquire certain mineral and royalty interests (“the Assets”) from Santa Elena Minerals, LP (“Santa Elena”) for approximately 5.2 million common units representing limited partner interests in Viper (“Common Units”), subject to certain adjustments (the “Pending Acquisition”). The transaction is valued at $150 million and will have an effective date of October 1, 2019 with closing anticipated in the fourth quarter of 2019, subject to continued diligence and closing conditions.

ACQUISITION HIGHLIGHTS

•	1,358 net royalty acres across two ranches primarily in Glasscock and Martin counties; over 65% of acreage is operated by Diamondback

•	Acreage has a ~5.6% average NRI that will provide concentrated exposure to contiguous leasehold which Diamondback plans to actively develop

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Combined Q2 2019 production of ~1,400 boe/d with multiple years of active development ahead on current Diamondback drilling and completion schedules; further upside provided by third-party operators not included in underwriting assumptions

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Assuming no purchase price adjustments, Viper will issue Common Units to Santa Elena valued at $150 million based on the $29.02 volume weighted average sales price of Common Units for the five-trading day period ended September 5, 2019, or approximately 5.2 million Common units

•	Effective date of October 1, 2019 with anticipated closing in the fourth quarter of 2019, subject to continued diligence and closing conditions

“Viper’s announced acquisition of primarily Diamondback-operated properties, which will be immediately accretive upon closing, further distinguishes Viper’s business model in the minerals market due to the clear visibility into future development of this acreage. This acquisition is another step in Viper’s strategy to continue to consolidate the fragmented private minerals market in the Permian Basin, both through our normal ground game of smaller deals, as well as larger acquisitions such as this deal announced today. Viper continues to use its size, scale and expertise to accumulate Tier 1 acreage, and we believe there remain significant opportunities ahead for us to continue this consolidation, which will supplement the robust production growth of our existing asset base,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Austen Campbell, Co-CEO of Santa Elena, stated, “Santa Elena is excited about this transaction and our continuing relationship with Viper. With Diamondback’s significant operatorship in these properties, Viper is the right strategic partner for these assets. We look forward to working with the Viper team as an equity holder as they continue their impressive consolidation of the Permian minerals market.”

TRANSACTION DETAILS

At closing, Viper will issue to Santa Elena Common Units as consideration for the Assets, and Viper Energy Partners LLC, Viper’s operating subsidiary (the “Operating Company”) will issue to Viper an equal number of new units of the Operating Company, in each case in a number equal to the quotient of (a) $150 million (as adjusted pursuant to the Purchase and Sale Agreement) divided by (b) $29.02, which represents the volume weighted average sale price as traded on Nasdaq of the Common Units calculated for the five-trading day period ended September 5, 2019. With respect to the Common Units it receives under the Purchase and Sale Agreement, Santa Elena has agreed to waive its right to receive any distributions for which the record date falls in the fourth quarter of 2019. Santa Elena has also agreed to a restriction on transfer, sale, pledging, hedging and certain other transactions in the Common Units it receives in the Pending Acquisition, subject to certain limited exceptions, during a period beginning on the closing date of the Pending Acquisition and ending on the 180th day after such closing (the “Restricted Period”). Viper has granted to Santa Elena certain piggyback registration rights during the Restricted Period.

The Common Units will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering.

Credit Suisse acted as a financial advisor to Viper. Tudor, Pickering, Holt & Co. acted as a financial advisor to Santa Elena. About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas. For more information, please visit www.viperenergy.com.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

About Santa Elena Minerals, LP

Santa Elena is a private portfolio company of EnCap Investments L.P. that is focused on acquiring mineral and royalty interests in the Permian Basin.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the Pending Acquisition and Diamondback’s plans for the acreage discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.